MAI Capital Management Code of Ethics & Standards of Business Conduct Manual compliance@mai.capital Effective November 21, 2025

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Code of Ethics and Standards of Business Conduct POLICIES & PROCEDURES - SECTION A3

1.	Introduction

As an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC” or “Commission”), MAI Capital Management (“MAI,” “we,” “our,” “us,” or the “Firm”) has adopted its Code of Ethics and Standards of Business Conduct, and any amendments (the “Code”) which governs the activities of all Supervised Persons and Access Persons (individually “you” or “your”) who are required to comply with the Code, all MAI policies and procedures, and all applicable law.

One of our most important assets is our reputation. This shared commitment underlies our success as individuals and as a business. In meeting your obligations, you must always put the interests of our clients first.

The Code provides standards of honest and ethical conduct. These procedures cover a wide range of areas to ensure that your business conduct and activities are consistent with legitimate business purposes and our fiduciary duty.

The Code does not attempt to anticipate every ethical dilemma. Instead, it sets forth general guidelines on specific issues for maintaining MAI’s high ethical standards.

The Code requires you to report or disclose to and seek approval from the Chief Compliance Officer “CCO,” the MAI Compliance Department, or the General Counsel “GC” for certain activities.

You are responsible for adhering to this Code and for promptly reporting any violations.

MAI will provide a copy of the Code at the time of hire and when it is amended (which may occur periodically without notice). You must acknowledge that you have received a copy, have read and understood it, and will abide by it. A breach of the provisions of this Code may result in disciplinary action, including possible monetary penalties, suspension, or termination.

Definitions of key terms used in the Code are in the Code Appendix – Definitions.

2.	Fiduciary Duty

When we are a fiduciary, we have a duty to act in the best interest of our advisory clients. This fiduciary duty is comprised of a duty of care and a duty of loyalty. The duty of care includes: (a) the duty to provide advice in the best interest of the advisory client; (b) the duty to seek best execution of a client’s transactions where there is a responsibility to select brokers to execute client trades, and (c) the duty to provide advice and monitoring over the course of the

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relationship. The duty of loyalty requires that we do not place our interests ahead of those of our advisory clients’ interests. To fulfill the duty of loyalty, full and fair disclosure of all material facts relating to the advisory relationship should be made to clients, and all conflicts of interest that could affect the impartiality of advice must be either eliminated or, at a minimum, disclosed through full and fair disclosure.

Specifically, our fiduciary duty includes that MAI and you will:

•	act for the benefit of our clients and place their interests before our own;

•	act in a position of trust to clients and not violate that trust;

•	not make misleading statements, including statements that omit material facts;

•	act with competence, use reasonable care, and exercise independent professional judgment;

•	exercise independence when making client investment decisions;

•	conduct personal securities transactions in a manner consistent with the Code and avoids actual or potential conflicts of interest;

•	not abuse our position of trust and responsibility;

•	eliminate or mitigate and disclose all material conflicts of interest, and

•	safeguard and keep confidential, sensitive, and/or non-public personal information of clients.

3.	Standards of Business Conduct

We conduct ourselves with integrity, dignity, and act ethically in our dealings with the public, clients, prospects, each other, and MAI.

a.	Conflicts of Interest

You must make your best efforts to identify actual and potential conflicts of interest and report all known actual or potential conflicts of interest to the MAI Compliance Department.

You must avoid conducting activities that conflict or appear to conflict with the interests of the Firm and our clients. The appearance of a conflict of interest may be as damaging to the Firm as an actual conflict.

Where you cannot eliminate potential conflicts, you must fully disclose those to MAI, and MAI will fully disclose material facts concerning the conflict(s).

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b.	Outside Business Activities (“OBA”)

You have a duty of loyalty to MAI. MAI encourages participation in OBAs that are civic, charitable, or professional and that enhance your professionalism and MAI’s reputation. Simultaneously, MAI recognizes that an OBA may create a conflict of interest.

You must disclose all OBAs, whether for compensation or not, and whether investment-related or not. An exception to reporting is non-investment, non-financial volunteer positions that the Supervised Person does not hold a titled position.

You must only engage in OBAs with the prior written approval of your supervisor and the MAI Compliance Department. You must disclose Immediate Family Members participating in an OBA that raises or appears to raise a conflict of interest with MAI or an MAI client. Unless otherwise notified by the MAI Compliance Department, the approval of all other OBAs undertaken by Immediate Family Members is not required.

You must receive written pre-approval from the MAI Compliance Department for an OBA relating to the following:

•	being employed by or compensated by another;

•	being active in any other business, including part-time, evening, or weekend employment;

•	serving as an officer, director, or partner in any other entity;

•	ownership interest in any non-publicly traded company or other private, non-real property investment (if not otherwise reported in MyComplianceOffice, ACA Compliance Alpha, or any other Supervised Person Compliance reporting system (collectively the “SP CRS”);

•	engaging in any public speaking or writing activities related to investment management;

•	unless otherwise reported in the SP CRS, acting as a general partner of a limited partnership or serving as a managing member of a client limited liability company;

•	holding a public office position or committing to a candidacy or a formal position on a campaign committee;

•	operating a hedge fund or sponsoring or participating in an association or group formed to invest in securities (e.g., an investment club), or

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•	recommending another firm’s financial planning, investment management, brokerage, or similar services for a referral fee.

You must notify Compliance in the SP CRS with a clear description of the activities and any compensation to be received. Examples of OBAs with disclosure and prior approval requirements include:

Position:	Disclose:	Prior Approval Needed:
Investment Committee Member	Yes	Yes
Board Member	Yes	Yes
Campaign Committee Member	Yes	Yes
Non-Investment “Titled Position”	Yes	Yes
Non-investment related volunteering	No	No

Initial and continued OBA approval depends on a variety of factors, including the extent to which the proposed activity could violate any law or regulation, interfere with your responsibilities to MAI, involve prolonged absences during business hours, or compete with MAI's interests. Additionally, the Firm will weigh the possibility of adverse publicity and potential liability.

c.	Public Office

You may run for and serve in local, elective, or appointed civic offices, provided the activity, including campaigning: (1) occurs outside your work hours; (2) involves no use of MAI's name, facilities, or other assets (including client lists), or corporate funding; (3) is confined solely to the employee’s capacity as a private citizen and not as a representative of MAI, and (4) does not present an actual or perceived conflict of interest for MAI.

You must notify and receive pre-approval from the GC or CCO before committing to a candidacy for elective office or a formal position on a campaign committee or accepting an appointment to a public or civic office.

You must avoid conflicts of interest when running for or serving in public office. Take care that the duties of the office do not involve matters (e.g., money management, public finance, or investment activities) related to your obligations and responsibilities with MAI. If, after being elected, a conflict does arise, you must abstain from voting or otherwise acting on the matter and contact the GC or CCO.

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You may also support others in their campaigns for public office, provided the time spent on the activity is outside the employee's work hours, does not use MAI's name, facilities, or corporate funds, and does not violate MAI's policy on Political Contributions. Certain employees may be restricted from contributing to or fundraising for state and local candidates, or state or local officials running for federal office. Therefore, all employees are required to consult with the MAI Compliance Department before working on political campaigns.

d.	Gifts, Entertainment, and Other Payments

You must avoid giving or receiving any gift, donation, benefit, service, or other favor that might affect or potentially affect your role and responsibilities or that might compromise MAI's credibility.

Similarly, you may not offer gifts, favors, entertainment, or other things of value that may be perceived as overly generous or intended to influence decision-making or creating a sense of indebtedness in a client or prospective client to MAI. MAI forbids giving or receiving bribes, payoffs, or payments made to any person, government official, or entity for improperly obtaining or retaining business or influencing consideration of any business activity. Special rules may apply to payments or gifts to officers, directors, employees, or other affiliates of government-owned or controlled entities, certain highly regulated entities (such as banks and insurance companies), and entities in certain jurisdictions.

You must enter all gifts in the SP CRS. If you are entering items for another person, select the employee who received the gift and enter the gift under their name. The MAI Compliance Department will maintain the SP CRS and help ensure that the record of the items includes the name of the person or company giving/receiving the item, the date the item was given/received, a description of the item, and its approximate value.

If a gift could be viewed as improper or compromising your integrity and/or MAI, you should respectfully decline the gift.

Cash or cash equivalents may never be offered or accepted, regardless of the amount which includes any gift card that can be turned into cash. Merchandise gift cards are not considered cash equivalents but are treated as gifts, subject to all other requirements of the Code.

You may be required to return or reimburse a gift if the total dollar value of gifts received during a single year is deemed excessive.

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1)	Client Gifts

(a)	Gifts From Clients

You or your Immediate Family Members may not receive or accept from, a gift or other items of value from clients above $250 per calendar year per person/entity, without prior written approval from the CCO or GC.

(b)	Gifts to Clients

You or your Immediate Family Members may not give a gift or other items of value to any client above $2,000 in total per calendar year per relationship without prior written approval from the CCO or GC.

When providing gifts in relation to an ERISA plan, the maximum amount permitted is $250 per calendar year.

2)	Gifts to Persons Other Than Clients

You or your Immediate Family Members may not give to, or accept from, a gift or other items of value to a potential client vendor, or anyone else that does business or seeks to do business with MAI above $250 per calendar year per person/entity, without prior written approval from the CCO or GC.

3)	Ordinary Business Entertainment

You or your Immediate Family Members may not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with MAI. You and your Immediate Family Members may occasionally provide or accept a business entertainment event, such as meals, sporting events, or theatre tickets, golf course fees of reasonable value, and any transportation and lodging accompanying or related to the activity or event. If the person or entity providing the entertainment is present, MAI does not consider these occasional entertainment expenses as gifts and, therefore, does not count them toward the annual gift allowance. However, as stated above, no entertainment expense should be given or accepted in such frequency or amount that would violate MAI's overriding principle.

All business-related entertainment over $1,500, whether given or received must, to the extent practicable, be pre-approved by your supervisor. Otherwise, it will be required to be retroactively approved by your supervisor.

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Unless otherwise required by the Compliance Department, Entertainment is not required to be reported in the SP CRS.

4)	Exclusions of Items That Are Not Subject to the $250 Annual Limit

•	Immediate Family Gifts and Entertainment that are given to or received from individuals who are also your Immediate Family Members (gifts to and from Immediate Family Members are not required to be reported to the SP CRS), and

•	Items of De Minimis Value that are given or received, such as pens, mugs, shirts, golf balls, and other similar promotional logo items, as long as such items are not extravagant or excessive, are not required to be reported to the MAI Compliance Department.

e.	Political Contributions and Political Gifts / Entertainment

All Supervised Persons are Covered Associates. Covered Associates are prohibited from making any direct or indirect (e.g., directed by MAI or Covered Associate or made to circumvent the rule through another person, firm, Immediate Family Member, or political action committee) political contribution, either personally or on behalf of MAI, to any political party, elected official, or candidate with the intention of obtaining or maintaining any business for MAI. Any political contribution made by a Covered Associate must be pre-approved by the MAI Compliance Department by completing the political contribution form in the SP CRS.

Any gift or entertainment exceeding $25 involving a public official requires prior written approval from the Chief Compliance Officer.

f.	Relationships with International Government Officials and Local Laws

U.S. law (including the Foreign Corrupt Practices Act (“FCPA”) and local laws of most countries outside the U.S) prohibit the provision of money or anything of value to government officials (including employees of government-owned or government-controlled commercial enterprises), political parties, or political candidates to influence their official actions to obtain or retain business improperly. Payments made to people through agents or business partners are similarly prohibited.

Under MAI’s policy, officials of international governmental organizations, such as the World Bank, the European Union, and the Inter-American Development Bank, are considered government officials. The FCPA potentially applies to all Supervised Persons. In addition, MAI must comply with local laws in every country where it does business.

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The FCPA and local laws of foreign countries may apply to money payments and less direct benefits. These could include actions such as hiring a local company owned by a family member of a foreign official. Employees must also carefully consider the propriety of entertaining foreign officials, paying or reimbursing their travel or related expenses, and gifts to these persons. Concerns may arise in an educational seminar hosted by MAI, a business meeting with MAI personnel, or any similar setting. Even when payments, entertainment, or gifts would be allowed under U.S. law, you must examine their legality and appropriateness under relevant local law.

g.	Prohibited Payments and Activities

You may not participate on behalf of MAI, any client of the Firm, or on your behalf in any of the following transactions:

•	use of MAI funds for political purposes (except events approved by the CCO or GC);

•	payments or receipt of bribes, kickbacks, or other amounts with any understanding that part or all of the amount will be refunded or delivered to a third party (such as consultants to plans subject to ERISA) in violation applicable law;

•	payments to governmental officials or employees other than in the ordinary course of business for legal purposes (e.g., payment of taxes);

•	payments made or received in the form of gifts or entertainment that are meant to influence investment decisions, and

•	use of the funds or assets of MAI for any unlawful or improper purpose.

h.	Additional Standards

As a matter of professional integrity and responsibility, you must always abide by the higher standard in situations where varying procedures exist among multiple entities. You may be subject to an additional code of ethics and professional responsibilities related to any professional licenses or designations you hold. These guidelines are not a part of this Code of Ethics.

Per Rule 17j-1 of the Investment Company Act, any “Advisory Person” of a registered investment company (mutual fund) or an investment adviser to a mutual fund is an Access Person of the mutual fund (“Fund Access Person”). Fund Access Persons are subject to the code of ethics adopted by the mutual fund in addition to this Code. An Advisory Person is:

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•	any director, officer, general partner, or employee of the mutual fund or investment adviser (or of any company in a control relationship with the mutual fund or investment adviser) who, in connection with their regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a mutual fund, or whose functions relate to making any recommendations concerning the purchases or sales, and any natural person in a control relationship with the mutual fund or investment adviser who obtains information concerning recommendations made to the mutual fund concerning the purchase or sale of Covered Securities by the mutual fund.

4.	Personal Trading - Access Persons

Access Persons must conduct personal trading activities in a manner consistent with their fiduciary duty to clients and with regulatory requirements, ensuring the activities do not raise actual or apparent conflicts of interest with client transactions. Frequent personal trading of securities by Access Persons, even when pre-cleared, may:

•	suggest the appearance of front running;

•	create possible conflicts of interest with client trades;

•	interfere with MAI’s fiduciary duty;

•	interfere with the discharge of your job responsibilities, and

•	increase the risk of compliance violations.

Accordingly, MAI prohibits Access Persons from frequent, short-term trading of securities in their personal accounts.

All personal trading policies and procedures also apply to accounts of Immediate Family Members if:

•	the Access Person has a direct or indirect beneficial interest;

•	the Access Person controls the account (e.g., via trading authority);

•	the Access Person supports the Immediate Family Member, or

•	trusts for which the Access Person serves as a trustee, or any account for which the Access Person is a Beneficial Owner.

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MAI will monitor the trading activity of Access Persons to confirm that clients' interests come first and that their trading activities comply with applicable securities laws.

The MAI Compliance Department will conduct reviews of personal trading of Access Persons against the trades executed for clients. If MAI's personal trading policies were violated, even if inadvertently, the trade may be canceled, and any profits may be disgorged.

a.	Personal Securities Transactions Policy

1)	Access Persons may not knowingly trade ahead of any non-public orders or contemplated orders of any of that Access Person’s clients or any other market participants to benefit from the market impact of those orders.

2)	Access Persons may not “scalp” by buying shares for their personal securities accounts by buying for one or more of their clients, or MAI, believing that those purchases will cause the securities prices to rise. Likewise, if the Access Person intends to sell a security by one or more of their clients, or MAI, the Access Person may not first sell any of the same securities from the Access Person’s personal securities account, believing the subsequent sales will reduce the securities' prices.

3)	Trading activity must not be excessive in terms of frequency, your financial resources, and/or the time spent on your investments.

4)	Transfers of funds or securities and other transactions between clients and personal securities accounts are prohibited.

5)	Access Persons may only become a member of or have an interest in an investment club after obtaining prior approval from the MAI Compliance Department.

6)	Access Persons may not engage in "short-swing" or market-timing trading activities. Unless stated otherwise in the Code, Access Persons may not purchase and sell or sell and purchase the same Reportable Security in the same account, including affiliated mutual funds, within thirty days. The MAI Compliance Department may, for good cause shown, such as hardship, permit a short-swing trade. Access Persons who engage in short-swing trading may have their profits disgorged. Profit is based upon the difference between the most recent purchase and sale prices for the most recent transactions. Be aware that profit for disgorgement purposes may differ from the capital gains calculations for tax purposes. The disposition of any disgorged profits will be at the discretion of MAI to a

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bona fide and legally permitted charity. Taxes and related costs are the responsibility of the Access Person.

7)	Transactions in ETFs that are not related to an Access Person’s client-related holdings are generally not subject to the thirty-day holding period. Such securities are considered Reportable Securities and subject to all other requirements, including the prohibition against frequent trading.

8)	Generally, options are subject to a thirty-calendar day holding period. Opening and closing or closing and opening an option position within thirty days of each other or opening an option position within thirty days of expiration will result in any profits being subject to disgorgement. Entering an option spread will not violate the thirty-day holding period. However, the time for exiting the spread option is subject to the thirty-day holding period. When opening an option position against an existing common stock holding, the Access Person must have held that position for at least thirty days to avoid any profits being subject to disgorgement.

9)	Do not trade in securities where you have any knowledge of material “inside” information, as it is illegal.

10)	Unless otherwise required, Access Persons are not required to receive pre-clearance for transactions conducted in personal securities accounts that MAI or another investment professional manages on behalf of the Access Person, provided that evidence is provided to the MAI Compliance Department that a signed discretionary investment management agreement is in place or with other evidence required by the MAI Compliance Department.

11)	Access Persons may have personal securities accounts managed in the same style or hold positions like MAI for our clients. Such accounts may be managed by MAI on behalf of the Access Person, individually by the Access Person, or by an unaffiliated manager. Access Persons who manage their own personal accounts in any capacity are subject to the pre-clearance and same day trading policy described in the Code for those accounts.

12)	Employees of MAI may be investors in a pooled investment vehicle advised by MAI or an affiliate. Subsequent capital calls, following the approval of the initial capital commitment, do not require additional approval from the MAI Compliance Department. However, an increase in capital commitment requires Compliance Department approval.

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13)	Approval by the MAI Compliance Department is required before an Access Person acquires any direct or indirect economic interest in any security in: a) an Initial Public Offering or b) a Limited Offering.

14)	Access Persons must determine if the transaction requires pre-clearance for personal transactions in Reportable Securities. See Table 1 – Reportable Securities and Required Pre-clearance. If pre-clearance is required, the Access Person must follow the required procedures before proceeding with the transaction.

15)	MAI reserves the right to require pre-clearance for mutual funds in which it serves as an adviser or sub-adviser. Compliance will advise you if pre-clearance is needed.

b.	Same Day Trading and Disgorgement

Access Persons are prohibited from personally trading in the same security on the same day that their client(s) account(s) execute(s) a transaction in that security, unless otherwise set forth in this Code, or pre-approved by the CCO (or their designee). If an Access Person submits for execution a personal securities transaction in the same security on the same day as a client account and the Firm determines that the Access Person received a more favorable execution price than the client, the Access Person shall be required to disgorge the price differential as directed by the GC or the CCO.

Disgorgement does not apply in the following circumstances:

•	Investment Manager Directed Trades - transactions initiated, directed, or executed independently by the Firm’s or third parties’ investment management personnel as part of a discretionary portfolio management strategy, and without the Access Person’s direct involvement or direction;

•	Aggregated Client Trades - personal trades that are aggregated (block traded) with client trades and receive the same average price and time of execution;

•	Automated Investment Plans - transactions executed under a pre-established, non-discretionary plan, including 401(k) contributions, dividend reinvestment plans (DRIPs), and other systematic investment programs;

•	Pre-Cleared Transactions - trades specifically pre-cleared and approved by the CCO (or their designee), and

•	Unrelated Client Trades - situations where the client trade is for a strategy unrelated to the Access Person’s holding(s) or personal trade.

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All trades are subject to periodic review to ensure adherence to our fiduciary duty and to monitor for any appearance of front-running or improper personal benefit.

c.	Pre-clearance of Trades

Unless otherwise specified, pre-cleared transactions are valid for the same day as approved. If the approved transaction, or any portion, is not executed within the specified time, the Access Person must obtain written approval for the transaction again.

MAI will grant pre-clearance only when the requesting Access Person intends to transact in the security for which pre-clearance is sought. It is not appropriate for an Access Person to obtain a general or open-ended pre-clearance to cover that they may buy or sell a security at some point on a particular day, depending upon market developments. Subject to any system limitations, this requirement would not prohibit a price limit order for the day, provided you intend to effect a transaction at such price. An Access Person may not simultaneously request pre-clearance to buy and sell the same reportable security.

MAI reserves the right to cancel previously pre-cleared trades if an actual conflict arises or in certain other limited circumstances. Access Persons may be obliged to sell previously pre-cleared positions. MAI will not be responsible for any losses due to a cancellation. You will be required to disgorge all profits received by the Access Person from such sale and may be required to donate the profits to an approved charity.

   Pre-approval for requests must be submitted using MCO.

   Approval is based on individual responses to pre-clearance questions.

   Except as set forth in Table 2, pre-approval requests must be submitted by 2:00 pm ET and any requests received after 2:00 pm ET will wait in queue for approval until the next trading day.

   Except as set forth in Table 2, all requests will be approved or denied by 3:00 pm ET.

   Only upon receiving written notification of pre-clearance approval may you submit an order for execution for the approved security.

   You may not knowingly trade securities on the same day that you have recommended or plan to recommend to clients unless your trades are part of an MAI strategy or model.

   You may not trade in Restricted Securities that apply to you.

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Table 2, as referenced above, is located near the conclusion of this chapter, immediately preceding the Appendix.

An Access Person is presumed to have an interest in securities acquired or held by Immediate Family Members sharing the Access Person’s household. Accordingly, this pre-approval requirement applies to securities acquired by these persons.

When applicable, before granting an Access Person written clearance to trade a specific security, the MAI Compliance Department will make a best effort to ensure that no client trades for the same security are being executed except for the trade(s) being made.

Preclearance for limited offerings and private placements is required. Approvals for limited offerings and private placements are granted for thirty days. If the Access Person does not purchase a limited offering within thirty days, they must submit a new request if they desire to participate later.

d.	Personal Account Reporting

Access Persons must disclose to MAI Compliance all holdings and transactions in securities or other investments for which they are a Beneficial Owner at onboarding and upon any changes.

MAI has an approved custodian list for personal accounts. All Access Persons are expected to use the approved custodian(s). The approved custodians are based on data feeds available through the SP CRS. Please contact the MAI Compliance Department before opening a new account with a different custodian to ensure a data feed is available.

MAI's Compliance Department may grant exceptions based on specific criteria such as an alternative asset that cannot be moved to another custodian, retirement plans with outstanding loans, or other issues that make moving an account difficult. Submit email requests for exceptions to the MAI Compliance Department.

All Access Persons must enter their brokerage accounts in the SP CRS for all accounts in their name and the name of any Immediate Family Member(s) sharing the same household or in any name in which Access Person has an interest or the right to direct trades. This includes all Reportable Account(s), even those that do not hold Reportable Securities or those managed by an independent third-party manager. Exempt accounts include 529s, donor-advised funds (DAFs), HSAs, 401(k)s, current employer stock ownership plans, and profit-sharing plans

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unless you utilize a brokerage option in any of these accounts or if the account allows for stocks and ETFs to be traded.

Upon opening a Managed Account, Access Persons must submit proof (usually a letter or email) from the investment professional indicating that an account is being managed and the employee has no discretion over the account. Access Persons have ten days to provide this letter to the MAI Compliance Department via email or hard copy.

Access Persons must grant MAI access to electronic data feeds. They may be required to complete additional paperwork from the Access Persons' custodian to MAI's SP CRS, which provides access to electronic data feeds.

e.	Personal Holdings Reports

Access Persons must, within ten business days of becoming an Access Person and at least annually by January 30th thereafter, report to the MAI Compliance Department all personal securities holdings of Reportable Securities (including Limited Offering holdings) in the SP CRS.

Each Holdings Report must contain, at a minimum, the following information:

•	the title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

•	the name of any broker, dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit, and

•	the date the Access Person submits the report.

The required information must be current at most forty-five days prior to the employee becoming an Access Person (for initial reports) or the date the report is submitted (for annual reports).

Instead of submitting all required information in a Holdings Report, MAI's Access Persons may rely on the SP CRS information if the data set forth above is in that system. Access persons do not need to report holdings related to an MAI private fund in a Holdings Report to the extent that the holdings are separately reported in this manner; however, each Access Person must certify that all accounts have been disclosed and MAI’s Compliance Department has access to all information.

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Access Persons must report all personal securities transactions in Reportable Securities (including Limited Offering transactions) quarterly. Access Persons must immediately also report any new account that was established in which any securities were held during the quarter for the direct or indirect benefit of the Access Person.

Access Persons must complete an affirmation in the SP CRS by the date noted in the affirmation.

Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or because of the transaction acquired, any Beneficial Ownership:

•	the date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

•	the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

•	the transaction price of the security;

•	the name of the broker, dealer, or bank involved in the transaction, and

•	the date the Access Person submits the report.

Instead of submitting all required information in a quarterly Transaction Report, MAI's Access Persons may rely on the information captured by the SP CRS system. Each Access Person must certify in each quarter that all accounts and reportable transactions have been disclosed, and data is being sent to MAI's Compliance Department.

Employees do not need to report transactions related to MAI Funds.

For outside Private Funds, employees may manually report until they receive statements.

f.	Personal Security Transaction Compliance Review

The SP CRS systematically reviews accounts to ensure compliance with watch list securities (if any), restricted securities, trade pre-clearance requirements, holding periods, and potential conflicts with client accounts. For manual accounts, the MAI Compliance Department periodically examines Access Person Personal Holdings Reports and brokerage statements to identify any potential conflicts of interest or breaches of the Code.

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The MAI Compliance Department will review Access Persons’ personal transactions which result in the SP CRS-generated exceptions, and other potentially abusive practices. The CCO will review all Compliance staff exceptions. The GC will review the exceptions for accounts belonging to the CCO. When an individual serves as the GC and CCO, the most senior compliance person under the CCO will review.

5.	Insider Trading

An investment adviser must establish, maintain, and enforce written policies and procedures designed to prevent the misuse of material non-public information by its directors, officers, and supervised persons. The securities laws prohibit improper disclosure or use of non-public information relative to publicly traded securities. Violations of the prohibitions against "insider trading" are punishable by severe sanctions, including criminal and civil penalties and disgorgement. In general, securities laws prohibit trading by a person while possessing material non-public information about a company or the market for that company's securities. The securities laws also prohibit a person possessing material non-public information from communicating this information to others who may use that knowledge to trade securities (so-called "tipping ”).

Information must be considered "non-public" until it has been effectively disseminated to the marketplace for a sufficient period to be reflected in the security's price. Information remains non-public until it has been publicly disclosed, meaning that it has been broadly distributed to the public, such as through a filing with the SEC or by appearing in publications of general circulation.

Material non-public information later made public is no longer subject to the prohibitions on insider trading. However, there may be a requirement to wait a reasonable time after public disclosure for the market to absorb the information.

a.	Conduct Requirements

You must disclose to the CCO or the GC any other activities that you engage in that may cause you to have access to inside information.

You may not, while in the possession of material non-public information about a company or about the market for that company's securities, for your portfolio or the portfolios of others buy or sell the securities of that company or derivatives of securities (e.g., options, warrants,

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etc.) until that information becomes publicly disseminated and the market has had an opportunity to react.

You may not communicate or "tip" material non-public information about a company to any person except for lawful purposes.

You may not disclose material non-public information about a company or the market for that company’s securities to any person except to the extent necessary to carry out the legitimate business obligations of MAI.

Mutual fund holdings are non-public until they have been disseminated to the public (such as through publicly available filings with the SEC). No Access Person may disclose the holdings of any mutual fund advised by MAI until the holdings have become public. Consult with the MAI Compliance Department before disclosing holdings of MAI-advised funds.

Before trading or making investment recommendations for themselves or others, every Access Person in the securities of a company about which the Access Person may have potential insider information must consider whether the information is material and non-public. If, after consideration, the information is determined to be material and non-public, or the Access Person is unable to determine whether the information is material and non-public, the Access Person must do the following: (1) report the matter immediately to the CCO or the GC; (2) not purchase, sell or recommend securities on behalf of yourself or others, including accounts managed by MAI, and (3) not communicate the information inside or outside MAI other than to the CCO and GC.

b.	Compliance Procedures

The MAI Compliance Department will maintain a “Restricted List," which identifies the securities that may not be traded in employee accounts without prior approval from the MAI Compliance Department. The MAI Compliance Department will maintain a "Watch List" for any securities identified by Compliance and use that list to review trading by Access Persons. This list is not disseminated to Access Persons.

The MAI Compliance Department will use the SP CRS to review Access Persons’ Holdings and Transaction Reports for potential policy violations.

c.	Additional Considerations for Non-Public Private Offering Materials

Non-public private offering materials must be treated as inside information, even if unsolicited.

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Some investment banks may deliver sealed packages with non-public financial projections or information during Rule 144A or private offerings. Such packages usually include a notice about potential legal restrictions on trading if the contents are reviewed. Opening these packages could mean MAI is in possession of inside information. If you wish to open or review the package, contact the CCO for guidance. If you do not want to review the contents, instead of discarding, forward the unopened package to the CCO for proper record-keeping.

6.	Supervision

Persons with supervisory responsibility and/or authority, must exercise reasonable supervision over those subject to their supervision or authority to prevent violation of applicable statutes, regulations, or provisions of the Code.

MAI has assigned supervision responsibilities to supervisors who are responsible for supervising their employees. You should be in regular contact with your respective supervisor, and your supervisor should be in regular contact with you.

7.	Regulatory, Legal, and Other Contacts

Note the following in connection with oral or written inquiries from regulatory agencies, government officials, and others outside of MAI.

a.	Inquiries from Regulatory Agencies

All inquiries, written or oral, for information by federal or state governmental or self-regulatory authorities, including representatives of the SEC, the IRS, the DOL, and the states, must be reported immediately to the CCO and the GC.

In the case of telephone inquiries, you must obtain the name, agency, address, and telephone number of the inquiring representative.

Nothing in this Code prohibits or restricts any person in any way from reporting possible violations of law or regulation to any government agency or entity or otherwise prevents anyone from participating, assisting, or testifying in any proceeding or investigation by any agency or entity or from making other disclosures that are protected or permitted under law or regulation.

b.	Litigation Relating to MAI or Your Employment with MAI

Only authorized employees may accept legal process on our behalf.

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If an attempt is made to serve you with a legal process intended for MAI, you must refuse it and immediately notify the GC. Further, if you receive or otherwise become aware of a legal complaint involving MAI-related business, you must immediately inform the GC.

You must notify the GC immediately if you are served with a subpoena related to your employment with MAI, clients, or other employees.

8.	Violations of the Code

a.	Reporting

Supervised Persons must promptly report any violation or suspected violation of the Code or any securities laws or rules to the CCO or the GC and/or through specifically identified employee hotlines. Such reports will be treated confidentially to the extent permitted by law. Reporting may be anonymous by submitting a whistleblower report. No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith. Retaliation against a person for reporting an alleged violation is also a violation of this Code.

If the CCO is unavailable or suspected of being involved in the reported violation, you must report the violation to the GC.

All reports, with the exception of those involving the CCO, will be investigated by the CCO serving as the designee of the GC. If the report involves the CCO, it is to be investigated by the GC. Any findings or violations will be appropriately reported to the GC, the appropriate supervisor, and any relevant MAI committee.

b.	Reports to Mutual Fund

Per Rule 17j-1 under the Investment Company Act, investment advisers to mutual funds must annually provide to the mutual fund’s board of directors with a written report that: (1) describe any issues arising under the Code of Ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations, and (2) certifies that the investment adviser has adopted procedures reasonably necessary to prevent violations of the Code.

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TABLE 1 - REPORTABLE SECURITIES AND REQUIRED PRE-CLEARANCE

Asset	Securities that must BE REPORTED	Securities that must be PRE-CLEARED
US Government Direct Obligations	NO	NO
Commercial Paper & Repurchase Agreements	NO	NO
High-Quality Short-Term Debt Instruments	NO	NO
Shares Issued by Money Market Funds	NO	NO
Equity Linked Notes	YES	NO
Automatic Investment Plans ("AIP") & Dividend Reinvestment Plans	NO [1]	NO
Open-End Investment Companies (mutual funds)	NO [2]	NO
Closed-End Investment Companies (includes Interval Funds)	YES	YES
Stocks (includes Preferred equities)	YES	YES
Options (excludes ETF options)	YES	YES
Master Limited Partnerships	YES	YES
Commodities (does not include derivatives of commodities)	NO	NO
Cryptocurrencies	NO	NO
Exchange Traded Funds (“ETFs”) and Exchange Traded Notes	YES	NO
Involuntary Purchases or Sales (assignments, spin-offs)	YES	NO
Gifts of Reportable Securities	YES	NO
Corporate/Municipal Bonds	YES	NO
MAI or spouse's 401(k) Plan	NO [3]	NO [3]
Private Offerings/ Limited Offerings	YES	YES
Initial Public Offerings (“IPOs”)	YES	YES

[1]	It is not reportable on quarterly transaction reports; however, shares added to holdings due to an AIP must be updated on Annual Holdings Reports.

[2]	Mutual fund shares that are affiliated with MAI are reportable. MAI reserves the right to require pre-clearance for mutual funds where it is an adviser/sub-adviser at any time. If MAI decides pre-clearance is required, all employees should be advised.

[3]	If you utilize a brokerage option of a 401k plan, you must pre-clear and report that sub-account.

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TABLE 2 - PERSONAL TRADING – PRE-CLEARANCE TIMES

Type of Security	Preapproval Submission	Response Time	Approval Expiration
Equity Issuers with capitalization of $5 billion or more	By 2:00pm ET	Auto approve (unless trade requires manual review)	End of trading day
	After 2:00pm ET	Auto approve (unless trade requires manual review)	End of trading day
Securities requiring pre-clearance (see TABLE 1) [1]	By 2:00pm ET	Response by 3:00pm ET	End of trading day
	After 2:00pm ET	No action taken – must resubmit preapproval the next trading day	N/A
[1]	Limited offerings are not required to be submitted by 2:00pm ET. Depending on the facts and circumstances, the response time may take longer. Further, if approved, the approval is good for up to thirty days.

Only upon receiving notification of pre-clearance approval may you submit an order for execution for the approved security.

MAI reserves the right to cancel previously pre-cleared trades if an actual conflict arises or in certain other limited circumstances, and you may be obliged to sell previously pre-cleared positions.

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Appendix – Code of Conduct and Standards of Business Conduct -

Definitions

Defined terms used herein have the following meanings:

Access Person

•	any Supervised Person who has access to non-public information regarding any clients' purchase or sale of securities or non-public information regarding the portfolio holdings of any reportable fund;

•	any Supervised Person who is involved in making securities recommendations to clients, or who has access to the recommendations that are non-public, and

•	any other Person defined by the CCO.

Depending on their role and activities, MAI may consider interns to be Access Persons.

AIP

An automatic investment program wherein regular periodic purchases or withdrawals are made automatically in (or from) investment accounts per a predetermined schedule and allocation, including a dividend reinvestment plan.

Beneficial Owner

An individual is a “beneficial owner” of an account if the individual has a direct or indirect pecuniary interest in the securities in the account. This includes securities held by an Immediate Family Member as defined above, a person’s interest in securities held by a trust, and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

Covered Securities

Any security except U.S. government direct obligations, bankers acceptances, CDs, commercial paper, high-quality short-term debt (including repos), and shares of open-end funds not managed by MAI.

Fund

An investment company registered under the Investment Company Act.

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Immediate Family Members

Includes any of the following persons sharing the same household with the employee:

•	a person's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, legal guardian, adoptive relative, or domestic partner;

•	any person sharing the same household with the employee who holds an account in which the employee is a joint owner has trading authority or is listed as a beneficiary;

•	any person sharing the same household with the employee in which the employee contributes to the maintenance of the household and the financial support of the person;

•	is financially dependent upon you or to whose financial support you materially contribute;

•	whose investments that you control, or

•	Immediate Family Members include adoptive relationships and any other relationship that the CCO determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety.

IPO

An initial public offering of securities registered under the Securities Act of 1933 (“Securities Act”), the issuer of which immediately before registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”). An IPO is when a company first sells its shares to the public.

Life Event

A significant event in someone’s life, such as marriage, the birth of a child, graduation, or the death of an Immediate Family Member.

Limited Offering

An offering that is exempt from registration under the Securities Act.

Managed Account

An investment account owned by an individual investor and managed by a third-party investment professional on a discretionary basis. To avoid doubt, for the purposes of this Code, evidence of a signed discretionary investment management agreement between the individual and the

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investment professional or certification from the investment professional is required for an account to qualify as "managed.”

Reportable Account

A brokerage account or investment account where you can trade Reportable Securities.

Reportable Security

•	Includes any investment or instrument that is commonly considered a “security,” including, but not limited to:

an equity security, including common and preferred stock;

corporate, municipal, mortgage/asset-backed bonds, excluding exempted government obligations;

an investment convertible into, or exchangeable for, stock or debt securities;

any derivative instrument relating to any of the above securities, including warrants, options, and futures;

any pooled investment vehicle, excluding open-end investment companies;

shares of closed-end investment companies;

interval funds;

reportable funds (registered investment companies for which MAI serves as an investment adviser or whose investment adviser or principal underwriter controls, is controlled by, or is under common control with MAI)

ETFs, and

any private placement.

•	A “Reportable Security” does not include securities that are:

direct obligations of the government of the United States

bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

shares issued by money market investment companies;

shares issued by open-end investment companies (other than reportable funds);

shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are reportable funds, and

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529 Plans (not managed, distributed, marketed, or underwritten by MAI or a control affiliate).

Restricted List

The MAI Compliance Department will maintain a "Restricted List," which identifies securities that may not be traded in employee accounts without prior approval from the CCO. The Restricted List contains securities in which the MAI Compliance Department believes Access Persons may have material non-public information, or any security held by an MAI Strategy with a Market Capitalization under $1 billion.

Supervised Person

•	MAI’s partners, officers, and directors (or other persons occupying a similar status or performing similar functions);

•	employees;

•	any other persons who provide advice on behalf of MAI and are subject to MAI’s supervision and control, and

•	any other persons as defined by the CCO. The CCO will approve of any exceptions.

MAI considers interns to be Supervised Persons and expects them to conduct themselves with integrity and professionalism, in accordance with MAI’s fiduciary duty to clients and standards of business conduct. MAI will assess interns on a case-by-case basis.

Occasionally, MAI employs temporary personnel, including independent contractors or clerical staff supplied by agencies. In most cases, these individuals' roles and activities do not meet the criteria for designation as Supervised Persons. MAI determines the status of personnel individually, based on their specific duties and functions.

Watch List

The MAI Compliance Department will maintain a "Watch List" for any securities that are identified. A Watch List is not widely disseminated and is used to monitor potential trading on nonpublic information by Access Persons.

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